Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-265158
Market Linked Securities— Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the Technology Select Sector SPDR® Fund due August 5, 2027
Term Sheet dated July 25, 2024 to Preliminary Pricing Supplement dated July 25, 2024 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	Russell 2000® Index (the “RTY Index”), S&P 500® Index (the “SPX Index”) and Technology Select Sector SPDR® Fund (the “XLK Fund”) (each, a “Market Measure”)
Pricing Date	July 31, 2024
Issue Date	August 5, 2024
Calculation Day	August 2, 2027
Stated Maturity Date	August 5, 2027
Principal Amount	$1,000 per security
Maturity Payment Amount (per security)

The maturity payment amount will equal:

•   If the ending value of the lowest performing Market Measure is greater than its starting value: $1,000 plus the lesser of:

(i)    $1,000 × market measure return of the lowest performing Market Measure × upside participation rate; and

(ii)    the maximum upside return;

•   If the ending value of the lowest performing Market Measure is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000 + ($1,000 × absolute value return of the lowest performing Market Measure); or

•   If the ending value of the lowest performing Market Measure is less than its threshold value:

$1,000 + [$1,000 × (market measure return of the lowest performing Market Measure + buffer amount)]

Lowest Performing Market Measure	The Market Measure with the lowest market measure return
Starting Value	For each Market Measure, its closing value on the pricing date
Ending Value	For each Market Measure, its closing value on the calculation day
Maximum Upside Return	At least 42.00% of the principal amount (at least $420.00 per security), to be determined on the pricing date
Threshold Value	For each Market Measure, 70% of its starting value
Buffer Amount	30%
Upside Participation Rate	100%
Market Measure Return	For each Market Measure, (ending value – starting value) / starting value
Absolute Value Return	With respect to a Market Measure, the absolute value of its market measure return
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06745UKY5 / US06745UKY54
Agent Discount	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.25% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.35% for marketing and other services.

Hypothetical Payout Profile*

* assumes a maximum upside return equal to the lowest possible maximum upside return that may be determined on the pricing date

If the ending value of the lowest performing Market Measure is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing Market Measure from its starting value in excess of 30% and will lose up to 70% of the principal amount of your securities at maturity.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $924.10 and $954.10 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS: http://www.sec.gov/Archives/edgar/data/312070/000095010324010780/dp215281_424b2-6239wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Market Measures or any of the securities composing or held by the Market Measures or composing the underlying index (as defined in the accompanying PPS). You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Value Of The Lowest Performing Market Measure Is Less Than Its Threshold Value, You Will Lose Up To 70% Of The Principal Amount Of Your Securities At Maturity.

•	Your Potential For A Positive Return From Depreciation Of The Lowest Performing Market Measure Is Limited.

•	Your Return Will Be Limited To The Maximum Upside Return If The Lowest Performing Market Measure Appreciates And May Be Lower Than The Return On A Direct Investment In The Fund Or The Securities Composing Or Held By Any Or All Of The Market Measures.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Market Measure, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measures.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Market Measures.

•	Any Payment On The Securities Will Be Determined Based On The Closing Values Of The Market Measures On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning The Fund Or The Securities Composing Or Held By Any Or All Of The Market Measures.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Equity Securities Held By The Fund Are Concentrated In The Technology Industry.

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The RTY Index.

•	Certain Features Of The Fund Will Impact The Value Of The Securities.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-dilution Adjustments With Respect To The Fund.

•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund, The Underlying Index Or As Components Of The Market Measures.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor, The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Market Measures Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022, the underlying supplement dated June 27, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.